Exhibit 99.1

CONTACTS:

Investor Contact:	Brett Ellis
(866) 377-3747
bellis@fairpoint.com

Media Contact:	Rob Thompson
(704) 227-3633
rjthompson@fairpoint.com

FAIRPOINT ANNOUNCES PLAN FOR 675 JOBS,
NEW ENGLAND BROADBAND EXPANSION STRATEGY

Merger-Related Job Creation Exceeds Initial Announcement of 600 Positions

CHARLOTTE, N.C. (June 28, 2007) — FairPoint Communications, Inc. (NYSE: FRP) (“FairPoint” or the “Company”), a leading provider of communications services to rural and small urban communities across the country, today announced several significant developments related to the Company’s previously announced transaction to merge with Verizon Communications’ wireline operations in Maine, Vermont and New Hampshire. FairPoint continues to expect that the transaction will close in January 2008. When the pending transaction was first announced, FairPoint said it intended to create approximately 600 new positions in New England.  FairPoint also announced today more details on its New England broadband strategy and specific plans for Vermont.

Job Creation

Throughout the Maine, New Hampshire and Vermont region, FairPoint intends to create jobs that will have a significant economic impact in the cities and states where they are being created. The details of the job creation on a state-by-state basis are as follows:

•                  Vermont:

FairPoint intends to create approximately 145 new positions in Vermont, with most being located in Burlington.  These jobs will be in the fields of business and wholesale sales, circuit provisioning, collections, order and billing management for wholesale services, regulatory, marketing, and IT desktop support. While hiring key management positions has already commenced, the bulk of the hiring will occur during the fourth quarter of this year and the first quarter of 2008.

•                  Maine:

FairPoint intends to create approximately 280 new positions in Maine. Of these, 125 would be based in Portland, with another 125 jobs based in Bangor. The remaining jobs would be created in other communities. The 125 new positions in Portland will involve opportunities in business and wholesale sales, accounting, human resources, legal, risk management, billing analysis and bill production, supply chain and staff support. The jobs in Bangor will involve opportunities in outbound telemarketing, accounts payable, payroll, billing support and marketing. As in the other two states, the bulk of the hiring will occur over the last quarter of 2007 and the first quarter of 2008.

•                  New Hampshire:

FairPoint intends to create approximately 250 new positions in New Hampshire, with approximately 190 jobs in Manchester, 50 jobs in Littleton and the remaining jobs being located throughout the state as appropriate. The 190 new jobs in Manchester will involve opportunities in business and wholesale sales, accounting, marketing, engineering, risk management, and staff support. The 50 new jobs in Littleton will be in the areas of outbound telemarketing, credit and collections activities and marketing. A few positions have already been filled, but the bulk of the hiring will occur over the last quarter of 2007 and the first quarter of 2008.

The projected number of planned hires and the timing of the new employee hires are contingent on receipt of the required regulatory approvals and completion of the merger,

The Company’s estimated cost structure to operate the combined entity remains unchanged, as these new positions were anticipated in the Company’s initial financial projections. Announcement of these positions at this time comes as a result of the FairPoint’s completion of its job identification and location plans.

FairPoint’s Executive Vice President, Walter E. Leach, Jr. stated, “The significant number of jobs that we are creating across New England as a result of the pending Verizon wireline transaction in Maine, Vermont and New Hampshire will have a substantial impact on our ability to better serve this customer base.  It will also help to improve the overall economic vitality of the markets where these jobs will be created. As we have done in every market where we have acquired systems, 31 in total since 1993, we will strive to take an active role in the communities where both our customers and employees reside.”

Broadband Strategy

Continuing to utilize industry leading technologies to serve subscribers in rural and small urban areas, FairPoint also announced today that it intends to invest an initial $13.8 million in the expansion of broadband services in Vermont and a total of approximately $44 million in all three states combined. This investment is over and above the estimated $200 million in strategic investments for back office infrastructure outlined by FairPoint at the time of the transaction announcement in January. The Company today announced that the broadband strategy being introduced in Vermont will be similar to the network being developed for Maine and New Hampshire.

Commenting on the Vermont broadband strategy, Leach stated, “Our customers enjoy, on average, 92 percent broadband accessibility in the markets we currently serve and we intend to keep improving that availability level.  We intend to continue expanding broadband in Verizon’s current markets, where only approximately 62% of the customers have access to a Verizon broadband product today, so that those markets reach that same high level of service. This strategy will allow FairPoint’s customers to experience the benefits of broadband service while FairPoint becomes a major contributor to the economic development for Vermont. Furthermore, FairPoint will be better positioned to serve its business customers, equipping them with the technology needed to compete in today’s global marketplace. At the same time we will be enabling more of Vermont’s schoolchildren to participate in a more interactive and technologically advanced learning environment.”

FairPoint is proposing to execute a multiple year network enhancement plan with a major kick-off investment during the first 18-24 months following the merger.  FairPoint’s goal is to extend broadband services to an additional 41,000 access lines in the state of Vermont alone. Details for the plans in Maine and New Hampshire will be released by the Company in a few weeks.

The network design that FairPoint Communications is developing for northern New England consists of a three-tiered approach to building an advanced next generation network capable of supporting existing subscriber needs and also providing a platform for the future. This plan will utilize FairPoint’s core network, capable of providing access to the Internet and advanced services such as IPTV and very high speed data, to markets such as Burlington, Montpelier, Brattleboro, St. Johnsbury and Rutland, Vermont. The equipment proposed for the Core part of the network is capable of 10 gigabit transmission rates using Internet Protocol/Multiple Protocol Label Switching (IP/MPLS).

The next tier of the network, serving markets such as Concord, Troy and West Burke, will utilize Multi Service Access Nodes (MSAN), providing transmission rates from one to ten gigabits, providing transport to the core and access networks.  Each of the central offices in this tier connect to their neighborhoods via Digital Loop Carriers (DLCs).  This equipment will also support advanced services such as IPTV.

The third tier of the network is the last mile link, which is primarily copper today.  FairPoint is proposing to begin extending broadband service to areas presently not served by deploying either ADSL2+ or VDSL2 broadband technology over the existing copper cable. These technologies are capable of delivering up to 25Mbps and 100Mbps of bandwidth, respectively, depending on loop length. This same MSAN equipment is also capable of providing Fiber to the Home (FTTH) from the same chassis already connected to the Core Network.

FairPoint does not intend to replace the existing Verizon DSL equipment on a network-wide level in this plan.  Instead, FairPoint will first concentrate on expanding the Broadband Network into communities that do not have access to broadband services today.

About FairPoint

FairPoint is a leading provider of communications services to rural and small urban communities across the country. Incorporated in 1991, FairPoint’s mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural and small urban communities.  Today, FairPoint owns and operates 31 local exchange companies located in 18 states, offering an array of services, including local and long distance voice, data, Internet and broadband offerings.

Forward Looking Statements

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions.  Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

FairPoint has filed a registration statement, including a proxy statement, and other materials with the Securities and Exchange Commission (“SEC”) in connection with the proposed merger.  We urge investors to read these documents because they contain important information.  Investors can obtain copies of the registration statement and proxy statement, as well as other filed documents containing information about FairPoint and the merger, at www.sec.gov, the SEC’s website, or at www.fairpoint.com/investor,.  Investors may also obtain free copies of these documents and the Company’s SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

FairPoint, Verizon, and FairPoint’s directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from FairPoint stockholders with respect to the proposed transaction.  Information about FairPoint’s directors and executive officers is available in FairPoint’s proxy statement for its 2006 annual meeting of shareholders, dated April 24, 2006.  Additional information about the interests of potential participants has been included in the registration statement and proxy statement and other materials which have been filed by FairPoint with the SEC.

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